EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lithia Motors, Inc. and Subsidiaries:

We consent to incorporation by reference in the Registration Statements (Nos. 333-45553, 333-43593, 333-69169,
333-69225, 333-80459, 333-39092, 333-61802, 333-21673, 333-106686, 333-116839, 333-116840 and 333-135350) on Forms S-8 and (No. 333-117670) on Form S-3 of Lithia Motors, Inc. of our reports dated March 6, 2007 with respect to the consolidated balance sheets of Lithia Motors, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Lithia Motors, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on January 1, 2006, which is discussed in Note 1 to the consolidated financial statements.

/s/ KPMG LLP

Portland, Oregon
March 6, 2007